UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SKYBRIDGE MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To Our Partners:

I am the new-ish President and COO of SkyBridge. Thank you for your support of SkyBridge’s Series G. I look forward to speaking with you and meeting you in person.

As you are probably aware, we have a proxy outstanding to elect three members to the board of directors of Series G. We would really appreciate your help in getting votes for the Oct 15th shareholder meeting.

We have made the voting process easier (in fact, super easy) for you and your clients. All you have to do is email the below text to your clients who are investors in SkyBridge’s Series G.

As an investor in SkyBridge’s Series G, you received proxy materials dated September 6, 2019 to elect three members to the Series G board of directors. In order to cast a vote for the recommended slate, please type “yes” and hit reply to my email.

After your client types “yes” and replies to your email, please forward the email chain to me. That’s all. We are grateful for your help. Thank you.

Best,

Brett

Brett S. Messing

President and Chief Operating Officer

SkyBridge Capital

527 Madison Avenue, 4th Floor

New York, NY 10022

Disclaimer

Securities offered through Hastings Capital Group, LLC, a member of FINRA and SIPC, including interests in funds managed by its affiliate, SkyBridge Capital II, LLC. This message (with attachments) is intended solely for the use of the intended recipient(s) and may contain information that is privileged, confidential or proprietary. Unless specifically stated, this message is not an offer to sell or a solicitation of any investment products or other financial product or service. Neither Hastings Capital Group, LLC nor SkyBridge Capital II, LLC, as applicable, renders legal or tax advice, and the information contained in this communication should not be regarded as such. Unless otherwise agreed, an electronic message is not intended as an official document or confirmation, and we do not accept responsibility for, or guarantee it to be, accurate, timely, secure, error or virus-free. In the event of a conflict between this communication and official communications (i.e. statements, confirmations, etc.), the official communication controls. If you are not the intended recipient (or have received this communication in error), please notify the sender immediately and destroy this communication. Any unauthorized copying, disclosure or distribution of the material in this communication is strictly forbidden

To Investors in SkyBridge Multi-Adviser Hedge Fund Portfolios, Series G:

My name is Brett Messing, and I am the President and COO of SkyBridge. Thank you for your investment in SkyBridge Multi-Adviser Hedge Fund Portfolios, Series G.

You received proxy materials dated September 6, 2019 to elect three members to the Series G board of directors. We are crawling to the 33.33% quorum for the October 15th shareholder meeting, and we would greatly appreciate your vote.

We have made the voting process easier (in fact, super easy). In order to cast a vote for the recommended slate, please type “yes” and hit reply to my email.

Please let me know if you have any questions. We are grateful for your help. And again, thank you investing with us.

Best,

Brett

Brett S. Messing

President and Chief Operating Officer

SkyBridge Capital

527 Madison Avenue, 4th Floor

New York, NY 10022

Disclaimer

Securities offered through Hastings Capital Group, LLC, a member of FINRA and SIPC, including interests in funds managed by its affiliate, SkyBridge Capital II, LLC. This message (with attachments) is intended solely for the use of the intended recipient(s) and may contain information that is privileged, confidential or proprietary. Unless specifically stated, this message is not an offer to sell or a solicitation of any investment products or other financial product or service. Neither Hastings Capital Group, LLC nor SkyBridge Capital II, LLC, as applicable, renders legal or tax advice, and the information contained in this communication should not be regarded as such. Unless otherwise agreed, an electronic message is not intended as an official document or confirmation, and we do not accept responsibility for, or guarantee it to be, accurate, timely, secure, error or virus-free. In the event of a conflict between this communication and official communications (i.e. statements, confirmations, etc.), the official communication controls. If you are not the intended recipient (or have received this communication in error), please notify the sender immediately and destroy this communication. Any unauthorized copying, disclosure or distribution of the material in this communication is strictly forbidden

2